Exhibit 99.1

ST. BERNARD SOFTWARE REPORTS GROWTH IN REVENUE AND CASH FLOW FROM OPERATIONS FOR THE FOURTH QUARTER AND YEAR ENDED 2009

SAN DIEGO, CA, March 24, 2010 -- St. Bernard Software, Inc. (OTC BB: SBSW.OB - News), a leader in Web security appliances, today announced preliminary, unaudited financial results for its fourth quarter and year ended December 31, 2009.

2009 GAAP Financial Highlights:

•	Q4 2009 income from operations was $291,000, an increase of 170% compared to Q4 2008
•	Generated positive cash flow for Q4 2009 and the year ended December 31, 2009
•	Cash flow from operating activities for the year ended December 31, 2009 increased $1.3 million
•	Revenue increased by 2% while cost of revenues decreased by 2% for the year ended December 31, 2009
•	Q4 2009 operating expenses decreased $1.0 million from Q4 2008 or 24% and $2.2 million or 14% for the year ended December 31, 2009

Year Ended December 31, 2009 Non-GAAP Financial Highlights:

•	2009 Non-GAAP operating income increased 116% to $422,000. Non-GAAP operating income excludes non-recurring expenses of $473,000 relating to the write off of previously capitalized software
•
2009 Non-GAAP net income increased 109% to $200,000 compared to a net loss of $2.3 million in 2008.  Non-GAAP net income excludes non-recurring expenses of $473,000 relating to the write off of previously capitalized software

“Continued focus on our operational execution enabled us to deliver greater efficiency during a difficult economic environment”, said Lou Ryan, CEO of St. Bernard Software.  "Moreover, this focus enabled the company to generate positive cash flow and non-GAAP income.  Our ability to achieve growth in key areas such as the mid-enterprise market, while substantially reducing operating costs, positions us well as we move into 2010."

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Financial Results

St. Bernard recorded income from operations of $291,000 in Q4 2009, compared to a loss from operations of $413,000 for the comparable period in 2008, an improvement of 171%.  For the years ended December 31, 2009 and 2008, the loss from operations was $51,000 and $2.7 million, respectively – a 100% improvement.  Net loss for the years ended December 31, 2009 and 2008 was $273,000 and $2.3 million, respectively.  On a non-GAAP basis, excluding non-recurring expenses of $473,000 relating to the write-off of previously capitalized software, non-GAAP operating income was $422,000 and non-GAAP net income was $200,000, representing increases of 116% and 109%, respectively, for the year ended December 31, 2009.

The Company ended the year with cash and cash equivalents of $2.5 million, an increase of 20% from prior year end. Cash provided by operations was $839,000 for the year ended December 31, 2009 compared to cash used by operations of $494,000 compared to the same period in 2008.  The Company achieved positive cash flow for the third straight quarter in Q4 2009 showing cash improvement in seven of its last eight quarters.

During the first quarter of 2010, the Company successfully negotiated with Silicon Valley Bank (“SVB”) to enter into a sixth amendment to its Loan and Security Agreement, which was originally executed on May 11, 2007.  Pursuant to the terms of the amendment, SVB extended the maturity date to May 2011, increased the available line, and reduced the interest rate.  As of December 31, 2009 the balance outstanding under the line was $1.5 million compared to $1.7 million at December 31, 2008.

Total revenue for the year ended December 31, 2009 was $18.4 million, an increase of 2% compared to 2008 while cost of revenues decreased 2% during the same period. Operating expenses were $13.6 million and $15.8 million for the periods ended December 31, 2009 and 2008, respectively, and this represents a 14% decrease year over year.

For the years ended December 31, 2009 and 2008, sales and marketing expenses were $6.4 million and $7.6 million, respectively, resulting in a 15% decrease year over prior year. The decreases were primarily a result of lower discretionary marketing spending associated with our on-going commitment to achieve greater leverage out of our sales and marketing initiatives.

Research and development expenses consist primarily of salaries, related benefits, and third party consultant fees.  Research and development expenses were $3.2 million in fiscal year 2009, which is up from $2.9 million in fiscal year 2008 resulting in a 10% increase year over prior year.  The increase was primarily the result of a net increase in compensation costs resulting from additional hires.  The majority of research and development was moved in-house to Company headquarters during the latter half of 2009, eventually leading to the transitioning of 100% of the research and development expenses in-house during 2010. Management believes that significant investments in research and development is required to remain competitive, and as such, expects research and development expenses to increase in order to extend the core functionality and features within our products.

General and administrative expenses were $3.5 million and $5.3 million for the years ended December 31, 2009 and 2008, respectively, a 34% decrease year over prior year. The decreases were primarily a result of the reduction in compensation, consulting, and stock-based compensation expenses.

Business Outlook

Mr. Ryan added, “Our lower Total Cost of Ownership (TCO) position and focus compared to that of our main competitors has resonated with the mid-enterprise market and we intend to build on this position throughout our offerings in 2010.  We believe that economic pressures will continue to prompt IT departments to review all operations including key security areas like web gateway security and that our iPrism offering will resonate with them as well.”

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), this press release contains non-GAAP financial measures: non-GAAP operating income and non-GAAP net income.  The presentation of this non GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  Non-GAAP operating income in this press release is defined as income (loss) from operations less non-recurring expenses recorded in connection with the write-off of previously capitalized software.  Non-GAAP net income in this press release is defined as net income (loss) less non-recurring expenses recorded in connection with the write-off of previously capitalized software.

The Company’s management believes its non-GAAP financial measures provide a more meaningful reflection of the operating results of the Company.

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About St. Bernard

St. Bernard Software develops and markets Internet security appliances and services that empower IT professionals to effectively, efficiently and intelligently manage their enterprise's Internet-based resources. Originally founded in 1986 as a market-leader in data security with its flagship product, Open File Manager™, the company is now recognized for delivering one of the leading Web filtering and security appliance, iPrism®. With millions of end users worldwide in approximately 6,000 enterprises, educational institutions, SMB, and government agencies, St. Bernard strives to deliver simple, high performance solutions that offer excellent value to our customers.

Based in San Diego, California, St. Bernard (OTCBB: SBSW) markets its solutions through a network of value added resellers, distributors, system integrators, OEM partners and directly to end users. For more information about St. Bernard Software, visit www.stbernard.com.

©2010 St. Bernard Software, Inc. All rights reserved. The St. Bernard Software logo, LivePrism, iPrism, and iGuard are trademarks of St. Bernard Software, Inc. All other trademarks and registered trademarks are hereby acknowledged.

Forward Looking Statement

This press release may contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, among other things, any projections of earnings, revenues (including where the underlying contract has already been signed), expenses (including statements about research and development expenses), or other financial items; any statements of the plans, strategies, and objectives of management for future operations (including statements about continued focus on operation expenses, the ability to deliver greater efficiency during a difficult economic environment, the ability to generate positive cash flow, the ability to achieve growth in key areas such as mid-enterprise market, the ability to reduce operating costs and to position the company well for 2010); any statements concerning proposed new products, services, or developments (including the statement regarding the transitioning of the research and development in house); any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include, among other things, performance of contracts by customers and partners; employee management issues; the timely development, production and acceptance of products and services and their feature sets; the challenge of managing asset levels, including inventory; the flow of products into third-party distribution channels; and the difficulty of keeping expense growth at modest levels while increasing revenues. These and other risks and factors that could cause events or our results to differ from those expressed or implied by such forward-looking statements are described in our most recent annual report on Form 10-K, as well as other subsequent filings with the Securities and Exchange Commission. We assume no obligation and do not intend to update these forward-looking statements.

Contact:
St. Bernard Software

     Lorrie Hunsaker
     St. Bernard Software
     Investor and Public Relations Manager
     (858) 524-2002
     IR@stbernard.com

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 St. Bernard Software, Inc.

 Unaudited Consolidated Balance Sheets

	December 31, 2009	December 31, 2008

Assets

Current Assets
Cash and cash equivalents	$2,454,000	$2,051,000
Accounts receivable - net of allowance for doubtful accounts of
$13,000 and $52,000 in 2009 and 2008, respectively	2,534,000	3,170,000
Inventories - net	242,000	364,000
Prepaid expenses and other current assets	335,000	381,000

Total current assets	5,565,000	5,966,000

Fixed Assets - Net	564,000	828,000

Other Assets	148,000	281,000

Goodwill	7,568,000	7,568,000
Total Assets	$13,845,000	$14,643,000

Liabilities and Stockholders’ Deficit

Current Liabilities
Short-term borrowings	$2,250,000	$2,462,000
Accounts payable	817,000	1,270,000
Accrued compensation expenses	834,000	1,361,000
Accrued expenses and other current liabilities	597,000	518,000
Warranty liability	192,000	195,000
Current portion of capitalized lease obligations	22,000	147,000
Deferred revenue	10,209,000	10,469,000

Total current liabilities	14,921,000	16,422,000

Deferred Rent	-	118,000

Capitalized Lease Obligations, Less Current Portion	-	22,000

Deferred Revenue	7,708,000	7,152,000
Total liabilities	22,629,000	23,714,000

Commitments and Contingencies (Note 10)

Stockholders’ Deficit
Preferred stock, $0.01 par value; 5,000,000 shares
authorized; no shares issued and outstanding	-	-
Common stock, $0.01 par value; 50,000,000 shares authorized;
13,319,991 and 14,783,090 shares issued and outstanding in
2009 and 2008, respectively	132,000	148,000
Additional paid-in capital	40,774,000	40,308,000
Accumulated deficit	(49,690,000)	(49,527,000)
Total stockholders’ deficit	(8,784,000)	(9,071,000)
Total Liabilities and Stockholders’ Deficit	$13,845,000	$14,643,000

St. Bernard Software, Inc.

 Unaudited Consolidated Statements of Operations

	Quarters ended December 31,		Years ended December 31,
	2009	2008	2009	2008

Revenues
Subscription	$3,563,000	$3,666,000	$14,559,000	$13,916,000
Appliance	1,099,000	1,383,000	3,790,000	4,051,000
License	16,000	13,000	25,000	31,000
Total Revenues	4,678,000	5,062,000	18,374,000	17,998,000

Cost of Revenues

Subscription	554,000	536,000	2,229,000	2,194,000
Appliance	745,000	867,000	2,571,000	2,715,000
License	4,000	6,000	15,000	11,000
Total Cost of Revenues	1,303,000	1,409,000	4,815,000	4,920,000

Gross Profit	3,375,000	3,653,000	13,559,000	13,078,000

Sales and marketing expenses	1,697,000	1,868,000	6,412,000	7,577,000
Research and development expenses	612,000	815,000	3,241,000	2,943,000
General and administrative expenses	775,000	1,383,000	3,484,000	5,280,000
Write-off of capitalized software	-	-	473,000	-
Total Operating Expenses	3,084,000	4,066,000	13,610,000	15,800,000

Income (Loss) From Operations	291,000	(413,000)	(51,000)	(2,722,000)

Other Expense (Income)
Interest expense - net	10,000	95,000	260,000	625,000
Gain on sale of assets	-	1,000	-	(563,000)
Other income - net	(14,000)	(8,000)	(43,000)	(443,000)
Total Other Expense (Income)	(4,000)	88,000	217,000	(381,000)
Income (Loss) Before Income Taxes	295,000	(501,000)	(268,000)	(2,341,000)

Income tax expense	-	-	(5,000)	(3,000)
Net Income (Loss)	$295,000	$(501,000)	$(273,000)	$(2,344,000)

Income (Loss) Per Common Share - Basic	$0.02	$(0.03)	$(0.02)	$(0.16)
Income (Loss) Per Common Share - Diluted	$0.02	$(0.03)	$(0.02)	$(0.16)

Weighted Average Shares Outstanding - Basic	14,177,996	14,777,656	14,177,996	14,777,656
Weighted Average Shares Outstanding - Diluted	13,495,680	14,777,656	14,177,996	14,777,656

 St. Bernard Software, Inc.

 Unaudited Consolidated Statements of Cash Flows

	Quarters ended December 31,		Years ended December 31,
	2009	2008	2009	2008

Cash Flows From Operating Activities
Net income (loss)	$295,000	$(501,000)	$(273,000)	$(2,344,000)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	84,000	125,000	365,000	580,000
Allowance for doubtful accounts	(7,000)	(31,000)	(39,000)	(7,000)
Gain on change in fair value of warrant derivative liability	(30,000)	-	(22,000)	-
Gain on sale of assets		-	-	(563,000)
Write-off of capitalized software	-	-	473,000	-
Stock-based compensation expense	91,000	214,000	577,000	882,000
Noncash interest expense	(18,000)	38,000	98,000	284,000
Increase (decrease) in cash resulting from changes in:
Accounts receivable	180,000	442,000	675,000	93,000
Inventories	132,000	20,000	122,000	(206,000)
Prepaid expenses and other assets	26,000	18,000	(392,000)	(46,000)
Accounts payable	(77,000)	(295,000)	(453,000)	(1,756,000)
Accrued expenses and other current liabilities	57,000	894,000	(508,000)	595,000
Warranty liability	(3,000)	(143,000)	(3,000)	(143,000)
Deferred rent	(20,000)	9,000	(77,000)	(36,000)
Deferred revenue	229,000	647,000	296,000	2,173,000
Net cash provided (used) by operating activities	939,000	1,437,000	839,000	(494,000)

Cash Flows From Investing Activities
Purchases of fixed assets	(26,000)	(69,000)	(101,000)	(76,000)
Proceeds from the sale of assets	-	-	-	570,000
Net cash (used) provided by investing activities	(26,000)	(69,000)	(101,000)	494,000

Cash Flows From Financing Activities
Proceeds from warrant options purchase	-	1,000	-	1,000
Proceeds from the sales of stock under the employee stock purchase plan	-	-	24,000	11,000
Principal payments on capitalized lease obligations	(30,000)	(40,000)	(147,000)	(154,000)
Net increase in short-term borrowings	150,000	-	(212,000)	896,000
Net cash (used) provided by financing activities	120,000	(39,000)	(335,000)	754,000
Net Increase in Cash and Cash Equivalents	1,033,000	1,329,000	403,000	754,000
Cash and Cash Equivalents at Beginning of Period	1,421,000	722,000	2,051,000	1,297,000
Cash and Cash Equivalents at End of Period	$2,454,000	$2,051,000	$2,454,000	$2,051,000